                                  Exhibit 99.1

[TERRA LOGO]                                               Terra Industries Inc.
                                                               600 Fourth Street
                                                                   P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                        Telefax:  (712) 277-7383
                                                         www.terraindustries.com
================================================================================
                                      NEWS
================================================================================
For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756

                   Terra Industries announces board reduction
                   Five directors to retire at annual meeting

Sioux City, Iowa (March 12, 2003)--Five members of Terra Industries Inc.'s (NYSE symbol: TRA) board of directors have announced plans to retire at Terra's May 6, 2003, annual meeting.

The retiring board members are:
 . Edward G. Beimfohr, 70, a partner in the New York law firm Windels, Marx, Lane and Mittendorf LLP. Mr. Beimfohr has been a member of Terra's board of directors since 1994.
 . Edward M. Carson, 73, Chairman of the Board and Chief Executive Officer of First Interstate Bancorp (retired). Mr. Carson joined Terra's board of directors in 1983.
 . Burton M. Joyce, 61, Vice Chairman of the Board of Terra Industries Inc. Mr. Joyce has been a Terra director since 1986 and served as Terra's Chief Executive Officer from 1991 to 2001.
 . William R. Loomis, Jr., 54, Limited Managing Director of Lazard, LLC. Mr. Loomis joined Terra's board of directors in 1996 and served as Chairman of the Board from 1996 to 2001.
 . John R. Norton III, 73, Chairman and CEO of J.R. Norton Company. Mr. Norton joined Terra's board of directors in 1993. He served as U.S. Deputy Secretary of Agriculture in 1985 and 1986 during the Reagan Administration.

"These retirements mark the end of five long and distinguished tenures on Terra's board of directors," said board chairman Hank Slack. "We will miss our friends who have served our company so long and so well. I know I speak for all shareholders in saying that we are enormously grateful to each of them.

"Looking forward, these retirements provide Terra with an opportunity to reduce the size of its board and to begin positioning itself to comply with director independence requirements anticipated from the New York Stock Exchange," said Slack.

With the five retirements, and the recent board nomination of Dod A. Fraser reported in a separate news release, Terra's current eleven-member board will be reduced to seven members.

"This change is in keeping with recent trends toward smaller, more concentrated boards," said Slack.

Terra's slate of directors for election at its May 6, 2003 annual meeting will be Michael L. Bennett, President and Chief Executive Officer of Terra Industries; Eric K. Diack, Executive Vice President - Finance, Anglo Industries; David E. Fisher, a private investor; Dod A. Fraser, President, Sackett Partners Incorporated; Martha O. Hesse, President and Chief Executive Officer, Hesse Gas Company; Ben L. Keisler, Executive Vice President, General Counsel, Anglo American plc; and Henry R. Slack, Chairman of the Board. Except for Mr. Fraser, all are currently members of Terra's board of directors.

Terra Industries Inc., with 2002 revenues of $1 billion, is a leading international producer of nitrogen products and methanol.

                                    # # #

Note: Terra Industries' news announcements are also available on its web site, www.terraindustries.com.